EXHIBIT 99.1

             K-Swiss Reports Record First Quarter Results

    WESTLAKE VILLAGE, Calif.--(BUSINESS WIRE)--April 28, 2004--K-Swiss Inc. (NASDAQ/NM: KSWS) today announced record results for the first quarter ended March 31, 2004.

    Financial Highlights

    Net earnings and net earnings per diluted share for the first quarter of 2004 increased 59.5% and 58.3%, respectively, to $21,768,000, or $0.57 per diluted share, compared with $13,644,000, or $0.36 per diluted share, in the prior-year period.

    For the first quarter of 2004, total worldwide revenues increased 31.3% to $152,020,000 compared with $115,809,000 in the prior-year period. Domestic revenues increased 28.6% to $129,575,000 in the first quarter, and international revenues increased 48.9% to $22,445,000.

    Futures Orders

    Worldwide futures orders with start ship dates from April through September 2004 increased 13.7% to $194,954,000 at March 31, 2004, compared with $171,488,000 at March 31, 2003. Domestic futures orders increased 6.6% to $162,313,000 at March 31, 2004, from $152,266,000 at
March 31, 2003. International futures orders increased 69.8% to $32,641,000 at March 31, 2004, from $19,222,000 the previous year.

    Stock Repurchase Program

    The Company purchased 179,000 shares of Class A Common Stock during the first quarter of 2004 for a total expenditure of approximately $4,258,000 as part of its stock repurchase program. There remains authorization to repurchase $22,457,000 of stock under the Company's existing stock repurchase programs. Since August 1996, K-Swiss has purchased under all of its repurchase programs a total of
23.2 million shares of Class A Common Stock for a total expenditure of $112.8 million.

    K-Swiss also issued guidance for the second quarter of 2004 and revised guidance for 2004. The Company expects revenues for the second quarter of 2004 to be approximately $111 to $117 million and earnings per diluted share to be in the range of $0.28 to $0.33. The Company expects full year revenues to be approximately $460 to $480 million and expects to report full year earnings per diluted share of approximately $1.40 to $1.50.

    The Company's estimates for the second quarter and the year reflect the continued investments in marketing, sales and product development for the Royal Elastics brand as well as the expansion of European operations. They are based upon the following assumptions: gross margins will be between 44% and 45% for the year; SG&A will not rise above $121 million for the year; cancellations will be moderate; and the Company's growth initiatives with respect to Royal Elastics will not exceed a net loss of $0.14 per share for the entire year.

    Commenting on the first quarter results and outlook for 2004, Steven Nichols, Chairman of the Board and President, stated, "While the lowering of our 2004 sales and earnings forecast will no doubt overshadow the record first quarter results, we are keeping several things in perspective. This year should be the best year in K-Swiss' history with year-over-year growth in revenue and earnings per share. European operations have shown marked improvement by reaching profitability in the first quarter and posting sizable increases in backlog, while Asia is starting to show signs of renewed life with a strong backlog and a new Japanese distributor. With over $90 million of cash on our balance sheet, we will also continue to invest in these opportunities, the Royal Elastics brand and in our own stock."

    The per share results reported herein reflect the effect of the two-for-one stock split which was distributed on December 26, 2003, to stockholders of record on December 22, 2003. Discontinued operations are comprised of the results of the National Geographic brand.

    Investor Conference Call and Web Simulcast

    K-Swiss will conduct a conference call on its first quarter 2004 earnings release on April 28, 2004, at 10:00 am EDT. The number to call for this interactive teleconference is (719) 867-0640. A replay of this conference call will be available until May 6, 2004, by dialing (719) 457-0820 and entering the passcode, 435357.

    The Company will also provide an online Web simulcast and rebroadcast of this conference call. The live broadcast of K-Swiss' quarterly conference call will be available online at www.streetevents.com and www.fulldisclosure.com on April 28, 2004, beginning at 10:00 a.m. EDT. The online replay will follow shortly after the call and continue through May 13, 2004.

    K-Swiss Inc. designs, develops and markets an array of athletic footwear for high performance sports use, fitness activities and casual wear under the K-Swiss brand. The Company also designs and manufactures footwear under the Royal Elastics brand. Royal Elastics, a wholly owned subsidiary, is the leading innovator of slip-on, laceless footwear.

    Certain matters discussed in this press release are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to: non-achievement of the assumptions discussed herein, general and regional economic conditions, industry trends, merchandise trends, including market acceptance of the Company's training shoe and new Limited Edition lines, and Royal Elastics brand, market acceptance of the Company's casual product in Europe, customer demand, competition, the impact of terrorism and/or a potential global conflict on the worldwide economy, dependence on large customers and credit concentrations and order cancellations and reduced sales resulting from a slower worldwide economy. A complete description of these factors, as well as others which could affect the Company's business, is set forth in the Company's periodic filings, including its Form 10-K for the year ended December 31, 2003, which is currently on file with the SEC. "Backlog" as of any date, represents orders scheduled to be shipped within the next six months. Backlog does not include orders scheduled to be shipped on or prior to the date of determination of backlog. The mix of "future" and "at-once" orders can vary significantly from quarter to quarter and year to year and, therefore, "futures" are not necessarily indicative of revenues for subsequent periods.


           K-Swiss Inc. Consolidated Statements of Earnings
            (In thousands, except earnings per share data)

                                                  Three Months Ended
                                                      March 31,
                                                     (Unaudited)
                                                   2004        2003
                                                ---------   ---------
Revenues                                         $152,020    $115,809
Cost of goods sold                                 82,254      61,593
                                                ---------   ---------
  Gross profit                                     69,766      54,216
Selling, general and administrative expenses       34,207      26,531
                                                ---------   ---------
  Operating profit                                 35,559      27,685
Interest income, net                                  127         187
                                                ---------   ---------
  Earnings from continuing operations
   before income taxes                             35,686      27,872
Income tax expense                                 13,918      10,972
                                                ---------   ---------
  Earnings from continuing operations              21,768      16,900
Loss from discontinued operations                      --      (3,256)
                                                ---------   ---------
  Net earnings                                    $21,768     $13,644
                                                =========   =========
Basic earnings per share                            $0.62       $0.38
                                                =========   =========
Diluted earnings per share                          $0.57       $0.36
                                                =========   =========
Weighted average number of shares outstanding
  Basic                                            35,376      35,562
  Diluted                                          37,968      37,823


                 K-Swiss Inc. Condensed Balance Sheets
                            (In thousands)

                                                       March 31,
                                                   2004        2003
                                                 --------    --------
                                ASSETS               (Unaudited)
CURRENT ASSETS
Cash and cash equivalents                         $90,239     $47,785
Accounts receivable, net                           93,286      78,636
Inventories                                        56,727      45,628
Prepaid expenses and other                          1,988       2,022
Deferred taxes                                      2,863       3,667
                                                 --------    --------
  Total current assets                            245,103     177,738
PROPERTY, PLANT AND EQUIPMENT, NET                  8,466       8,535
OTHER ASSETS
Intangible assets                                   5,571       7,295
Other                                               5,026       4,260
                                                 --------    --------
                                                   10,597      11,555
                                                 --------    --------
                                                 $264,166    $197,828
                                                 ========    ========

                 LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Bank lines of credit                                 $--          $--
Trade accounts payable                             16,516      13,269
Accrued liabilities                                32,314      27,835
                                                 --------    --------
  Total current liabilities                        48,830      41,104
OTHER LIABILITIES                                  15,359       7,107
DEFERRED TAXES                                      3,984       6,408
STOCKHOLDERS' EQUITY                              195,993     143,209
                                                 --------    --------
                                                 $264,166    $197,828
                                                 ========    ========


    CONTACT: K-Swiss Inc., Westlake Village
             George Powlick, 818-706-5100